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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Triumph Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 Triumph Group, Inc.
899 Cassatt Road
Suite 210
Berwyn, Pennsylvania 19312
(610) 251-1000

Notice of Annual Meeting of Stockholders
To Be Held on July 27, 2011

To the holders of shares of common stock:

        You are invited to be present either in person or by proxy at the annual meeting of stockholders of Triumph Group, Inc. ("Triumph" or the "Company") to be held at 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312, on Wednesday, July 27, 2011, beginning at 9:00 a.m., local time, for the following purposes:

  1.
  To elect all nine directors for the coming year;

  2.
  To approve, by advisory vote, executive compensation;

  3.
  To recommend the frequency of future advisory votes on executive compensation;

  4.
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012; and

  5.
  To transact any other business as may properly come before the meeting or any postponements or adjournments.

        Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote with their judgment on those matters.

        The Board of Directors has fixed the close of business on May 31, 2011 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments. To make sure that your vote is counted, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting in person. A self-addressed, postage paid envelope is enclosed for your convenience. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise. Shares represented by proxies which are returned properly signed but unmarked will be voted in favor of proposals made by us.

By order of the Board of Directors,
John B. Wright, II Secretary

June 24, 2011
Berwyn, Pennsylvania

Your vote is important

        Please fill in, date and sign the accompanying proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. No postage is necessary if the envelope is mailed in the United States.

 Triumph Group, Inc.
899 Cassatt Road
Suite 210
Berwyn, Pennsylvania 19312
(610) 251-1000

 Proxy Statement

For Annual Meeting of Stockholders

To be held on July 27, 2011

GENERAL INFORMATION

        This proxy statement is sent by the Board of Directors of Triumph Group, Inc., to solicit proxies to be voted at our annual meeting of stockholders on Wednesday, July 27, 2011, to be held at 9:00 a.m., local time, at 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312 and at any adjournments, for the purposes stated in the accompanying notice of the meeting. This proxy statement, the notice and the enclosed proxy card will first be mailed to stockholders entitled to vote on or about June 24, 2011.

        Sending a signed proxy will not affect your right to attend the meeting and vote in person because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of Triumph at any time before your proxy is exercised or by attending the meeting and voting in person.

        When your proxy card is returned properly signed, your shares will be voted according to your instructions. The Board knows of no matters that are likely to be brought before the meeting other than the matters identified in the notice of the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy, or their duly appointed substitutes acting at the meeting, will be authorized to vote or otherwise act according to their judgment in those matters. In the absence of contrary instructions, your shares included on the enclosed proxy will be voted:

  •
  "FOR" the nominees for director stated thereon;

  •
  "FOR" the approval, by advisory vote, of executive compensation;

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  "FOR" the recommendation of the frequency of future advisory votes on executive compensation; and

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  "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

        We will pay for this proxy solicitation. Our officers and other regular employees may solicit proxies by mail, in person or by telephone or telecopy. These officers and other regular employees will not receive additional compensation. We are required to pay, upon request, the reasonable expenses incurred by record holders of common stock who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of common stock they hold of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 27, 2011.

        Triumph Group Inc.'s Proxy Statement for the 2011 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and the Annual Report to Stockholders are available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=61870&p=proxy.

 VOTE REQUIRED FOR APPROVAL

        Holders of record of our common stock as of the close of business on May 31, 2011, the record date, will be entitled to notice of and to vote at the meeting and at any adjournments. Holders of shares of common stock are entitled to vote on all matters brought before the meeting.

        As of the record date, there were 24,518,500 shares of common stock outstanding and entitled to vote on the election of directors and all other matters. Holders of common stock will vote on all matters as a class. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by Computershare as transfer agent.

        The presence in person or by proxy of the holders of a majority of the outstanding common stock is necessary to constitute a quorum at the meeting.

        Directors will be elected by a plurality of the votes cast by holders of common stock, voting together as a class, represented in person or by proxy at the meeting. Abstentions in the election of directors will be counted for the purpose of determining whether a quorum is present at the meeting but will not be considered as votes cast. Because directors are elected by a plurality of votes, abstentions will not have an impact on their election.

        The holders of common stock are entitled to cumulate their votes in the election of directors, which means a holder of common stock may cast as many votes in the aggregate as the number of shares he or she is entitled to vote multiplied by the number of directors to be elected and to cast all votes for one director nominee or distribute these votes among two or more director nominees, as a holder sees fit. Each holder of common stock may indicate his or her preference on the enclosed proxy. If no preference is indicated, that holder's votes will be voted pro rata in favor of all nominees indicated. The holders of common stock may not vote for a greater number of persons than the number of nominees named.

        Approval, by advisory vote, of executive compensation will require the favorable vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting. This vote is advisory in nature and therefore not binding on the Company. However, our Board of Directors will consider the outcome of this vote in its future deliberations.

        For the recommendation on the frequency of advisory votes on executive compensation, stockholders may vote for "one year," "two years," or "three years," or may abstain from voting. The option of one year, two years or three years that receives a majority of all the votes cast by stockholders will be the frequency for the advisory vote on executive compensation selected by our stockholders. In the absence of a majority of votes cast in support of any one frequency, the option of one year, two years, or three years that receives the greatest number of votes will be considered the frequency selected by our stockholders. This vote is advisory in nature and therefore not binding on the Company. However, our Board of Directors will consider the outcome of this vote in its future deliberations.

        Ratification of the audit committee's selection of our independent registered public accounting firm will require the favorable vote of holders of a majority of the shares of common stock voting together as a class, represented in person or by proxy at the meeting. We are not aware of any matter, other than as referred to in this proxy statement, to be presented at the meeting. Abstentions in the ratification of the selection of our independent registered public accounting firm and of any other proposals will be counted for the purpose of determining whether a quorum is present at the meeting and as votes cast and will have the effect of a negative vote.

        Broker non-votes for all proposals will not be counted in determining the presence of a quorum, will not be considered as votes cast, and will have no effect on the results of the votes.

 PROPOSALS TO STOCKHOLDERS

Proposal No. 1—Election of Directors

        The Board currently consists of nine directors: Paul Bourgon, Elmer L. Doty, Ralph E. Eberhart, Richard C. Gozon, Richard C. Ill, Claude F. Kronk, Adam J. Palmer, Joseph M. Silvestri and George Simpson. At the meeting, the stockholders will elect nine directors for a term ending at the next annual meeting of stockholders and when that director's successor is duly elected and qualified.

        The table below lists the name of each person nominated by the Board to serve as a director for the coming year. All of the nominees are currently members of our Board with terms expiring at the meeting. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted pro rata "FOR" the election of Paul Bourgon, Elmer L. Doty, Ralph E. Eberhart, Richard C. Gozon, Richard C. Ill, Claude F. Kronk, Adam J. Palmer, Joseph M. Silvestri and George Simpson.

Nominees	Age	Year First Elected a Director
Paul Bourgon	54	2008
Elmer L. Doty	57	2010
Ralph E. Eberhart	64	2010
Richard C. Gozon	72	1993
Richard C. Ill	68	1993
Claude F. Kronk	78	1993
Adam J. Palmer	38	2010
Joseph M. Silvestri	49	2008
George Simpson	68	2002

        The principal occupations of each nominee and the experience, qualifications, attributes or skills that led to the conclusion that such nominee should serve as a director for the coming year are as follows:

        Richard C. Ill has been Chairman and Chief Executive Officer of Triumph since 2009, and was President and Chief Executive Officer of Triumph from 1993 to 2009. He has been a Director of Triumph since 1993. Mr. Ill is a director of P.H. Glatfelter Company, Mohawk Industries and Baker Industries and a trustee of the Eisenhower Fellowships. Mr. Ill led the management buyout pursuant to which Triumph was founded in 1993 and has led the Company as its Chief Executive Officer and a Director since that time. He serves a key leadership role on the Board, including as Chair of the finance committee and the executive committee, provides the Board with detailed knowledge of each of Triumph's businesses and its industry, challenges and opportunities, and communicates management's perspective on important matters to the Board. His experience in serving on the boards of other public companies provides additional insights that are valuable in the management and oversight of Triumph's business.

        Richard C. Gozon has been a Director of Triumph since 1993. Prior to his retirement in 2002, Mr. Gozon served as Executive Vice President of Weyerhaeuser Company ("Weyerhaeuser"), a position which he held for more than five years. Weyerhaeuser is an international forest products company. He was responsible for Weyerhaeuser's Pulp, Paper, Containerboard Packaging, Newsprint, Recycling and Ocean Transportation businesses. He also served as Chairman of Norpac, a joint venture between Weyerhaeuser and Nippon Paper Industries. Mr. Gozon is Chairman and director of AmerisourceBergen Corporation and serves on the boards of directors of AmeriGas Partners, L.P. and

UGI Corporation. Mr. Gozon's service on Triumph's Board since the Company's inception as a separate company provides him with a deep familiarity with the Company's business and industry. His own extensive experience as a senior executive in public companies has included broad management responsibility, including supervisory responsibility for the preparation of complex public company financial statements. This management experiences enables Mr. Gozon to contribute substantially to the oversight of all aspects of Triumph's operations, including service as the Company's lead independent director. The Company also benefits from Mr. Gozon's insights drawn from his long experience as a director of several other public companies.

        Claude F. Kronk has been a Director of Triumph since 1993. Prior to his retirement in 1998, Mr. Kronk served as Vice Chairman and Chief Executive Officer of J&L Specialty Steel, Inc., which is primarily a manufacturer of flat rolled stainless steel in the United States. Mr. Kronk has also served on Triumph's Board since the Company's inception as a separate company and, accordingly, possesses a deep understanding of the Company's business and development. His own extensive experience as the Chief Executive Officer of a publicly-held manufacturing company enables him to contribute to a broad range of management and governance issues facing the Company, including those he addresses as Chair of the Board's nominating and corporate governance committee.

        George Simpson has been a Director of Triumph since 2002. Prior to his retirement in 2001, Mr. Simpson served as Chief Executive Officer of Marconi Corporation plc, formerly GEC plc, a position which he held since September 1996. Marconi Corporation plc was a communications and information technology company. In addition, within the past five years, Mr. Simpson has also served on the boards of directors of Nestlé SA and Alstom SA. Mr. Simpson's long and successful career leading or serving on the boards of directors of manufacturing enterprises doing business internationally provides Triumph with advice and insights on a wide range of management issues, including issues of operational and financial discipline, resource allocation and executive and senior management compensation. As a citizen of the United Kingdom resident in Europe, Mr. Simpson also brings an international perspective and the benefits of international business contacts to the Board's deliberations and his service as Chair of the compensation and management development committee.

        Paul Bourgon has been a Director of Triumph since October 2008. Mr. Bourgon has served as President of the Aeroengine division of SKF Aeroengine since 2006. SKF Group supplies products, solutions and services within rolling bearings, seals, mechatronics, services and lubrication systems and SKF Aeroengine, a division of SKF Group, focuses on providing services in bearing repair and overhaul. Prior to joining SKF Aeroengine, Mr. Bourgon served as Vice President—Marketing of Heroux-Devtex Inc., a company which supplies the commercial and military sectors with landing gear, airframe structural components, including kits, and aircraft engine components. Mr. Bourgon also serves on the board of directors of Venture Aerobearing LLC. Mr. Bourgon's current experience as a Chief Executive Officer of a significant aerospace business and his past experience within the aerospace industry enables him to serve as an additional point of reference on trends and developments affecting Triumph's business and its customers, suppliers and competitors. In addition, his background as a Chartered Accountant, member of the Canadian Institute of Chartered Accountants since 1983, articling with Coopers & Lybrand in Montreal in the Auditing and Taxes departments, as well as his ongoing responsibility for the financial statements of the business he manages, enables him to lend additional financial expertise to the deliberations of the Board and as Chair of the audit committee.

        Joseph M. Silvestri has been a Director of Triumph since October 2008 and previously served as a Director of Triumph from 1995 to 2005. Mr. Silvestri is currently a Managing Partner of Court Square Capital Partners, an independent private equity firm, and has been employed by Court Square Capital Partners and its predecessors since 1990. Mr. Silvestri also serves on the board of directors of SGS International, a digital imaging company that provides design-to-print graphic services to the international consumer products packaging market in North America, Europe and Asia. Through his two periods of service on the Board, Mr. Silvestri has acquired a deep understanding of Triumph's background and development. He also lends to the Board's deliberations the benefit of his own knowledge and understanding of the operation of the capital markets, financial matters and mergers and acquisitions generally gained through his years of participation in private equity investments. In addition, as an experienced private equity investor, he is able to share with the Board insights on corporate management and best practices derived from his experience with the many portfolio companies with which he has been associated.

        Elmer L. Doty has been a Director of Triumph since June 2010. Mr. Doty served as the President of Triumph Aerostructures—Vought Aircraft Division, which represents a substantial majority of the business recently acquired by Triumph in the acquisition (the "Vought Acquisition") of Vought Aircraft Industries, Inc. ("Vought"), until December 31, 2010. From February 2006 until the closing of the Vought Acquisition, Mr. Doty served as President and Chief Executive Officer of Vought and as a member of Vought's board of directors. Prior to joining Vought, Mr. Doty served as the Vice President & General Manager of BAE Systems Ground Systems Division, a position he held since July 2005, when BAE acquired United Defense Inc. ("UDI"). Mr. Doty had served in the identical position with UDI since April 2001, with the additional duties of an executive officer of UDI. Prior to that time, he had served in other senior executive positions with UDI and its predecessor company, FMC Corporation. Mr. Doty joined the Board as part of an arrangement in connection with the Vought Acquisition. Mr. Doty brings to the Board not only his knowledge of Vought and its business but the benefit of years of management experience as a senior executive and a deep knowledge of the aerospace and defense industry.

        Ralph E. Eberhart has been a Director of Triumph since June 2010. General Eberhart served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. General Eberhart's active military career spanned 36 years. He is also a member of the board of directors of Rockwell Collins, Inc. and VSE Corporation and is a director of several private companies. He is also Chairman and President of the Armed Forces Benefit Association. General Eberhart joined the Board as part of an arrangement in connection with the Vought Acquisition. Given the significant share of Triumph's business focused on serving the militaries of the United States and other countries, General Eberhart provides the Board with valuable insight into military operations that will enable the Company to better serve its military customers. The Company also benefits from his experience as a director of other aerospace and defense companies. Moreover, his senior leadership experience enables him to provide management with valuable advice on management issues.

        Adam J. Palmer has been a Director of Triumph since June 2010. Mr. Palmer is currently a Managing Director and Head of the Global Aerospace, Defense and Services Group at The Carlyle Group ("Carlyle"), a global alternative asset management firm. Prior to joining Carlyle in 1996, Mr. Palmer was with Lehman Brothers focusing on mergers, acquisitions and financings for aerospace, defense and information services companies. Mr. Palmer also currently serves on the boards of directors of Sequa Corporation, Wesco Aircraft Holdings, Inc. and RPK Capital Partners. Mr. Palmer served a member of Vought's board of directors since June 2000 and led the negotiations on behalf of Carlyle that culminated in Triumph's recent acquisition of Vought from equity funds affiliated with Carlyle. Mr. Palmer joined the Board as part of an arrangement in connection with the Vought Acquisition. The Board benefits from Mr. Palmer's deep familiarity with Vought's business acquired through his years of involvement in developing its business as a Carlyle investment. The Board also benefits from Mr. Palmer's knowledge and understanding of the aerospace and defense industry, acquired through his years of active involvement as an investor, as well as his understanding of management issues derived from his participation on corporate boards.

        The Board recommends that stockholders vote "FOR" each of the nominees. The nine nominees receiving the highest number of affirmative votes will be elected as directors.

 Proposal No. 2—Advisory Vote on Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

        We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation programs are intended to achieve several business objectives, including: (i) recruiting and retaining our executives with the talent required to successfully manage our business; (ii) motivating our executives to achieve our business objectives; (iii) instilling in our executives a long-term commitment to the Company's success by providing elements of compensation that align the executives' interests with those of our stockholders; (iv) providing compensation that recognizes individual contributions as well as overall business results; and (v) avoiding or minimizing the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders. Our Compensation Discussion and Analysis, which begins on page 19 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board of Directors makes executive compensation decisions. Highlights of our executive compensation program include the following:

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  We set initial base salaries for executive officers by evaluating the responsibilities of the position and each individual's experience and, as part of such evaluation, considering the competitive marketplace for executives and peer group salaries for similar positions.

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  We provide significant incentive opportunities for our executive officers, so that our executive officers have the potential for above average compensation, but only if certain performance objectives are met or exceeded.

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  In order to align management's interest with that of our stockholders, we make equity awards (generally, in restricted stock in recent years) to our executive officers and other management employees. However, in the event of poor corporate performance, our compensation and management development committee may elect not to make equity awards.

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  Our restricted stock award grants are designed to induce management to remain with the Company because grant recipients are required to forfeit awards if they voluntarily resign within four years of the grant of such awards.

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  Our Executive Incentive Plan is designed to promote the achievement of the Company's short- and long-term targeted business objectives by providing competitive incentive reward opportunities to those selected executive officers who can significantly impact the Company's performance.

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  We provide certain executive officers with additional benefits, or perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program and allow our executive officers to work more efficiently.

        This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the compensation and management development committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the compensation and management development committee will evaluate whether any actions are necessary to address our stockholders' concerns.

        The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve Proposal 2. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.

        The Board recommends that stockholders vote "FOR" the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

 Proposal No. 3—Advisory Vote on the Frequency of Advisory Votes on Executive Compensation

        Section 14A of the Exchange Act, which was added by the Dodd-Frank Act, also requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

        Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

        Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every year, the Board of Directors considered that an advisory vote on executive compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.

        This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors, or the compensation and management development committee of the Board of Directors. The Company recognizes that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. The Board of Directors and the compensation and management development committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders. Also, in accordance with applicable laws, at least every six years you will have the opportunity to recommend the frequency of future advisory votes on executive compensation.

        Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolutions set forth below.

    RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years.

        The enclosed proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

        The Board recommends that stockholders vote "FOR" the option of once every year as the preferred frequency for advisory votes on executive compensation.

 Proposal No. 4—Ratification of Selection of Registered Public Accounting Firm

        The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012 and the stockholders are asked to ratify this selection. Ernst & Young LLP has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by Ernst & Young LLP are approved by the audit committee. Ernst & Young LLP has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of shares of common stock entitled to vote at the meeting, voting together as a class, is required to approve the ratification of the selection of independent registered public accounting firm.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2011 and 2010

Audit Fees

        Ernst & Young LLP's fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of Triumph's quarterly reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, issuance of consents, issuance of comfort letters, and accounting consultations for the fiscal years ended March 31, 2011 and March 31, 2010 were $3.2 million and $1.8 million, respectively.

Audit-Related Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2011 and March 31, 2010 for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $0.5 million and $0.1 million, respectively. For the fiscal year ended March 31, 2011, these audit-related services were primarily related to the acquisition of Vought and the defined plan audits. For the fiscal year ended March 31, 2010, these audit-related services were primarily related to the due diligence on the acquisition of Fabritech.

Tax Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2011 and March 31, 2010 for tax compliance, tax advice and tax planning were $0.4 million and $0.05 million, respectively. These services consisted primarily of review of the Company's U.S. Federal income tax return Form 1120 and consultation regarding the R&D tax credit.

All Other Fees

        Ernst & Young LLP did not perform any material professional services other than those described above in the fiscal years ended March 31, 2011 and March 31, 2010.

Audit Committee Pre-Approval Policy

        The audit committee pre-approved the engagement of Ernst & Young LLP to render all of the audit and the permitted non-audit services described above. Our audit committee has determined that Ernst & Young LLP's rendering of all other non-audit services is compatible with maintaining auditor independence. The audit committee has delegated to its chair or, if he is unavailable, any other member of the audit committee, the right to pre-approve all audit services, between regularly scheduled meetings, subject to presentation to the full audit committee at its next meeting.

        The Board recommends that stockholders vote "FOR" the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2012.

 OTHER MATTERS

        The Board knows of no matter, other than as referred to in this proxy statement, that will be presented at the meeting. However, if other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

        Pursuant to the Delaware General Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, through a yearly meeting with our executive officers and senior management from our operating locations, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by our lead director, who is one of our independent directors.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines which are posted on our website at www.triumphgroup.com and are available in print to any stockholder upon request.

Code of Business Conduct

        Our Board adopted a Code of Business Conduct in February 2004, which applies to each of our employees, officers and directors, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Board's nominating and corporate governance committee and amended as the Board deems appropriate upon the recommendation of the nominating and corporate governance committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com and is available in print to any stockholder upon request.

Board of Directors

        The Board currently consists of nine directors: Paul Bourgon, Elmer L. Doty, Ralph E. Eberhart, Richard C. Gozon, Richard C. Ill, Claude F. Kronk, Adam J. Palmer, Joseph M. Silvestri and George Simpson, each of whom has been nominated by the Board for election as a director for the coming year.

Director Independence

        The Board has determined that Messrs. Bourgon, Eberhart, Gozon, Kronk, Palmer, Silvestri and Simpson are all independent as independence is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under Investor Relations—Corporate Governance.

Meetings and Committees of the Board

        The Board held eight meetings during our fiscal year ended March 31, 2011 and also acted by unanimous consent in writing. Each of our directors attended at least 75% of the aggregate of all meetings of the Board during the fiscal year ended March 31, 2011, except for Mr. Doty who attended 66.67% of such meetings that were held after he joined the Board. In addition, each of our directors attended at least 75% of the aggregate of all meetings of all committees of the Board of which he was a member held during the fiscal year ended March 31, 2011. We encourage all of our directors to attend our annual meeting of stockholders. For our 2011 annual meeting of stockholders, we expect all of our directors standing for reelection to attend. Last year, all of the directors attended the annual meeting of stockholders.

        The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Ill, our Chief Executive Officer, to serve as Chairman and chair the meetings of the Board, while also selecting a lead director—currently Mr. Gozon—to provide leadership of the independent directors. Our lead director is elected annually by the Board upon a recommendation from the nominating and corporate governance committee. Our lead director presides over executive sessions of the independent directors held at every Board meeting (which sessions are not attended by management) and advises the Chairman, in consultation with the other independent directors, as to Board schedules and agendas. The independent directors believe that Mr. Ill's deep understanding of each of Triumph's businesses, his long experience as the Chief Executive Officer of Triumph and his experience as a director of Triumph and other public companies make him the most qualified director to serve as Chairman. The Board may subsequently decide, however, to change that leadership structure, and we do not have a formal policy to require that the Chief Executive Officer or any other member of management serve as Chairman of the Board.

        The standing committees of the Board are the audit committee, the compensation and management development committee, the nominating and corporate governance committee, the finance committee and the executive committee. All members of the audit committee, the compensation and management development committee and the nominating and corporate governance committee are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under Investor Relations—Corporate Governance.

        Our Board has adopted a charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com and is available in print to any stockholder upon request.

Audit Committee

        The audit committee, consisting of Messrs. Bourgon, Gozon (Chair), Silvestri and Simpson until September 28, 2010 and Messrs. Bourgon (Chair), Eberhart, Gozon, Palmer and Silvestri effective as of such date, met six times during the last fiscal year. The audit committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm.

Compensation and Management Development Committee

        The compensation and management development committee, consisting of Messrs. Gozon, Kronk and Simpson (Chair) until September 28, 2010, with the addition of Mr. Palmer effective as of such date, met two times during the last fiscal year. The compensation and management development committee periodically reviews and evaluates the compensation of our officers and senior management, administers our 1996 Stock Option Plan, the 2004 Stock Incentive Plan, and the Executive Incentive Plan, establishes guidelines for compensation of other personnel and oversees our management development and succession plans.

        The compensation and management development committee determines the compensation of the Chief Executive Officer. The compensation and management development committee also reviews and approves the compensation proposed by the Chief Executive Officer to be awarded to Triumph's other executive officers, as well as the presidents and certain key senior officers of each of Triumph's operating companies and divisions. The Chief Executive Officer generally attends compensation and management development committee meetings, but does not attend executive sessions or any discussion of his own compensation. The compensation and management development committee may form subcommittees and delegate authority to them, as it deems appropriate, provided that such subcommittees are composed entirely of independent directors.

        Neither Triumph nor the compensation and management development committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. Periodically, however, the committee has engaged a compensation consultant, whose selection and fees or charges are recommended and approved by the compensation and management development committee, to assist the compensation and management development committee and the Chief Executive Officer in assessing and modifying elements of our management compensation programs. In such instances, the compensation and management development committee receives comprehensive data and analyses comparing Triumph's compensation program against industry and peer group norms. We last engaged a compensation consultant to review the cash compensation levels of our executive officers in 2010.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended March 31, 2011, the compensation and management development committee of the Board was composed of Richard C. Gozon, Claude F. Kronk and George Simpson and, as of September 28, 2010, Adam J. Palmer. None of the members of the compensation and management development committee is an officer or employee of us or any of our subsidiaries, nor has any of them ever been an officer or employee of us or any of our subsidiaries during the fiscal year ended March 31, 2011. None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee, consisting of Messrs. Bourgon, Kronk (Chair), Silvestri and Simpson until September 28, 2010, with the addition of Mr. Eberhart effective as of such date, met two times during the last fiscal year. The nominating and corporate governance committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, reviewing and evaluating the compensation of non-employee directors, developing and recommending our Corporate Governance Guidelines and overseeing the evaluation of the Board and management.

Finance Committee

        The finance committee, consisting of Messrs. Gozon, Ill (Chair) and Silvestri, met one time during the last fiscal year. The finance committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage as well as other financial matters deemed appropriate by the Board.

Executive Committee

        The executive committee, currently consisting of Messrs. Ill (Chair), Doty and Gozon, exercises the powers and duties of our Board of Directors between Board meetings and while our Board is not in session. The executive committee has the authority to exercise all powers and authority of our Board, except for certain matters such as the review and approval or disapproval of related party transactions, matters which cannot be delegated by the Board of Directors to a committee of the Board pursuant to the Delaware General Corporation Law, the rules and regulations of the New York Stock Exchange, our Certificate of Incorporation or our By-Laws and matters that are reserved for another committee of the Board. The executive committee did not meet during the last fiscal year.

Risk Oversight Generally

        Our Board of Directors is responsible for consideration and oversight of risks facing Triumph. Acting as a whole and through its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition to such ongoing supervision, the Board has followed a practice of annually assessing the Company's strategic risks and opportunities as part of an extended Board meeting. The audit committee performs a central oversight role with respect to financial and compliance risks, and meets independently, outside the presence and without the participation of senior management, with our Director of Internal Audit and our independent accountants in conjunction with each regularly scheduled Board meeting. All other independent directors are welcome to attend such meetings, and generally do if available. The compensation and management development committee considers the risk of the Company's compensation programs in connection with the design of our compensation programs for senior corporate and company management. In addition, the finance committee is responsible for assessing risks related to our capital structure, significant financial exposures, our risk management and major insurance programs and our employee retirement plan policies and performance and regularly evaluates financial risks associated with such programs.

Director Nominations

        As previously discussed, the nominating and corporate governance committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The nominating and corporate governance committee will consider nominees for director recommended by stockholders in accordance with the following procedures. As a stockholder, you may recommend any person as a nominee for director for consideration by our nominating and corporate governance committee by submitting name(s) and respective supporting information for each named person in writing to the Nominating and Corporate Governance Committee of the Board of Directors, Triumph Group, Inc., 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Recommendations should be received by February 27, 2012 for the 2012 Annual Meeting and should be accompanied by:

  •
  the name, residence and business address of the nominating stockholder;

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  a representation that the stockholder is a record holder of our stock or holds our stock through a broker, and the number of shares held;

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  information regarding each nominee that would be required to be included in a proxy statement;

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  a description of any arrangements or understandings between and among the stockholder and each nominee; and

  •
  the written consent of each nominee to serve as a director, if elected.

        As set forth in our Corporate Governance Guidelines and the nominating and corporate governance committee charter, the nominating and corporate governance committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence, or identified any specific qualities or skills necessary for directors to possess. However, when assessing a candidate's qualifications, the committee considers the candidate's experience, diversity, expertise, education, insight, judgment, skills, character, conflicts of interest and background. Within the limitations of the maximum number of the Board members deemed to be effective for the management of the Company, the committee seeks to ensure diversity among all of these criteria to provide the Board with the greatest practicable breadth of input. The committee seeks to implement these principles through consideration, on at least an annual basis, of the Board's composition and discussion with the Board of any identified criteria that the committee believes should be sought in considering candidates for membership. A consideration of the adequacy of the Board's composition is formally included in the Board's annual self-evaluation, and the adequacy of the process for identifying and recommending Board candidates is examined as part of the annual self-evaluation of the nominating and corporate governance committee. The committee does not have any specific process for identifying and evaluating nominees. The committee considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

        Our Board of Directors provides a process for stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-management directors as a group or the entire Board of Directors by writing to the director, committee chair, non-management directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chair, all non-management directors or all directors.

Compensation of Directors

        Directors who are also employees do not receive additional compensation for serving as directors. In addition, Mr. Palmer, who is a Partner of The Carlyle Group, which manages investment funds holding approximately 19.7% of the Company's outstanding shares of common stock, does not receive additional compensation for serving as a director. Under our current non-employee director compensation policy, each other director who is not our employee receives an annual retainer fee of $30,000. In addition, the chair of the audit committee receives an annual retainer fee of $4,000, each of the chairs of the compensation and management development committee and the nominating and corporate governance committee receives an annual retainer fee of $2,000 and the lead director receives an annual retainer fee of $2,000. Non-employee directors also receive meeting fees of $1,500 for in-person board meetings, $1,000 for in-person committee meetings and $500 for telephonic meetings. Non-employee directors also annually receive an equity-based grant with a grant date value of approximately $40,000. Under the Amended and Restated Directors' Stock Incentive Plan, non-employee directors can be granted options to purchase shares of our common stock, common stock awards and/or deferred stock units. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or its committees.

Summary Director Compensation Table

        The following table summarizes compensation we paid to non-employee directors for their service during fiscal 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Paul Bourgon	40,000		45,798	—	85,798
Elmer L. Doty	1,500	(2)	—	—	1,500
Ralph E. Eberhart	36,000		192,575	—	228,575
Richard C. Gozon	38,000		45,798	—	83,798
Claude F. Kronk	35,000		45,798	—	80,798
Adam J. Palmer	—		—	—	—
Joseph M. Silvestri	36,000		45,798	—	81,798
George Simpson	35,000		45,798	—	80,798

(1)
The "Stock Awards" and "Option Awards" columns reflect the grant date fair value for all stock or option awards granted under the Amended and Restated Directors' Stock Incentive Plan during fiscal 2011. These amounts are determined in accordance with Accounting Standards Codification 718 (previously known as Statement of Financial Accounting Standards No. 123(R)) (FAS 123R), without regard to any estimate of forfeiture for service vesting. The weighted-average grant date fair value for stock awards granted during fiscal 2011 was $76.65 per share.

(2)
Mr. Doty was an employee of the Company until December 31, 2010 and therefore did not receive compensation for his Board service until January 1, 2011.

 Audit Committee Report

        The audit committee of the Board of Directors consists of five independent directors and operates under a written charter adopted by the Board and reviewed annually by the committee and the Board. The members of the audit committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that each of Messrs. Bourgon, Gozon and Palmer is an "audit committee financial expert" and that each member of the audit committee is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

        Management is responsible for Triumph's internal controls and the financial reporting process, including the presentation and integrity of our financial statements. Triumph's independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon. Triumph's independent registered public accounting firm is responsible for auditing the effectiveness of Triumph's internal controls over financial reporting and management's assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The audit committee also selects and approves the compensation of our independent registered public accounting firm.

        In fiscal 2011, the audit committee met and held private discussions with management, the independent registered public accounting firm and Triumph's internal auditors. In addition, the members of the audit committee reviewed (independently or collectively) Triumph's financial statements before such statements were filed with the U.S. Securities and Exchange Commission (the "SEC") in Triumph's quarterly reports on Form 10-Q and annual report on Form 10-K and all press releases containing earnings reports. Management represented to the audit committee that Triumph's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the audit committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

        Triumph's independent registered public accounting firm, Ernst & Young LLP, also provided to the audit committee the written disclosures required by Rule 3600T of the PCAOB, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the audit committee its independence. The audit committee also considered the compatibility of non-audit services with Ernst & Young LLP's independence. Based on these discussions and disclosures, the audit committee concluded that Ernst & Young LLP is independent from Triumph and its management.

        Based on the audit committee's discussion with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the audit committee, the audit committee recommended that the Board include the audited financial statements in Triumph's Annual Report on Form 10-K for the year ended March 31, 2011, to be filed with the SEC.

Audit Committee
Paul Bourgon (Chairman) Ralph E. Eberhart Richard C. Gozon Adam J. Palmer Joseph M. Silvestri

        This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Compensation and Management Development Committee Report

        The compensation and management development committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation and management development committee recommended to Triumph's Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee
George Simpson (Chairman) Richard C. Gozon Claude F. Kronk Adam J. Palmer

        This report of the compensation and management development committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Certain Relationships And Related Transactions

Review and Approval of Transactions with Related Persons

        Our policy for the Review, Approval or Ratification of Transactions with Related Persons, which is in writing, requires approval or ratification by our Board of Directors for any transaction in which the amount involved exceeds $120,000, Triumph or one of its subsidiaries is a participant and any related person has a direct or indirect material interest (the "Policy"). The Policy and Triumph's Code of Business Conduct establish procedures for reporting of potential related party transactions under the policy and potential conflicts of interest. Triumph's legal department determines whether reported transactions constitute a related party transaction requiring pre-approval.

        The Policy provides that the Board may delegate review of a related party transaction to the nominating and corporate governance committee (or another standing or ad hoc committee). In addition, if it is impractical to wait until the next Board or committee meeting to obtain approval of a related party transaction, the chair of the nominating and corporate governance committee may approve the transaction, provided that he reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, that member may not participate in the review of such transaction.

        If Triumph becomes aware of a related party transaction that was not pre-approved under the Policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

Related Party Transactions

        The Company has commercial relationships with Wesco Aircraft Hardware Corp. ("Wesco") and Sequa Corporation ("Sequa"). Wesco is a distributor of aerospace hardware and provider of inventory management services under which Wesco provides aerospace hardware to the Company pursuant to long-term contracts. Sequa is a diversified aerospace and industrial company comprised of six businesses with leading positions in niche markets. The Carlyle Group owns a majority stake in both Wesco and Sequa and is the Company's largest stockholder since the acquisition of Vought. Adam J. Palmer, one of our directors, is a Partner of the Carlyle Group and a director of Wesco. Wesco was a significant vendor to Vought prior to our acquisition and continues to be a vendor to the Company. The Carlyle Group may indirectly benefit from its economic interests in Wesco and Sequa from its contractual relationships with the Company. The total amounts paid to Wesco and Sequa pursuant to the Company's respective contracts for the fiscal year ended March 31, 2011 were approximately $35,504,000 and $285,000, respectively. The Company also had net sales to Sequa of $5,639,000 for the fiscal year ended March 31, 2011. As of March 31, 2011, the Company had accounts payable to Wesco and Sequa of $3,842,000 and $23,000, respectively, as well as accounts receivable of $467,000 from Sequa.

        Other than as described above, Triumph is not aware of any transaction since April 1, 2010, or any currently proposed transaction, in which Triumph was or is to be a participant and the amount involved exceeds $120,000, and in which any related party has or will have a direct or indirect material interest.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Overview

        Our executive compensation programs are intended to achieve several business objectives:

  •
  to help us recruit and retain executives with the talent required to successfully manage our business

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  to motivate our executives to achieve our business objectives

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  to instill in our executives a long-term commitment to Triumph's success by providing elements of compensation that align the executives' interests with those of our stockholders

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  to provide compensation that recognizes individual contributions as well as overall business results

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  to avoid or minimize the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders

        Our compensation strategy is to place the major portion of total executive compensation at risk in the form of annual incentives and long-term, stock- based compensation programs.

        The components of our current executive compensation program are:

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  annual salary

  •
  annual cash bonus compensation

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  long-term equity incentive compensation

  •
  pension benefits and deferral of compensation

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  perquisites

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  benefits generally available to all Triumph corporate employees

        Each of these components is discussed separately below. While the elements of compensation described below are considered separately, the compensation and management development committee takes into account the full compensation package we provide each executive, including matching contributions under our 401(k) plan, insurance and other benefits generally available to all Triumph employees, as well as the programs described below.

        In structuring each element of compensation and the executive compensation package as a whole, the compensation and management development committee strives to create incentives for management to act in accordance with the interests of our stockholders. The compensation and management development committee also considers the risk that executive compensation may inadvertently provide incentives for management to make decisions that are not in the interests of the stockholders. In addition, in examining proposed payments to be approved under the compensation programs, the compensation and management development committee assesses whether the proposed payments achieved the desired objectives or demonstrated the influence of inappropriate compensation incentives. Where appropriate, the compensation and management development committee has sought the advice of compensation consultants to assist in the development of appropriate incentives while minimizing the risk of creating or encouraging incentives that are inconsistent with the interests of stockholders.

Base Salaries

        We initially set base salaries for an executive officer by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at companies of similar size in the aviation and general manufacturing industries. We determine annual salary adjustments by evaluating the performance of Triumph and of each executive officer, taking into account changes in responsibilities.

        In establishing the base salary granted to Mr. Ill for the fiscal year ended March 31, 2011, the compensation and management development committee took into account a number of subjective and objective considerations, including the following:

  •
  the extent of our success in meeting our financial objectives for the previous fiscal year

  •
  how our financial performance compared with that of similar companies engaged in providing products and services to the aviation industry

  •
  current economic conditions in the aviation industry generally

  •
  the performance of the common stock and management's ability to enhance stockholder value generally

  •
  Mr. Ill's individual performance

  •
  as appropriate, a comparison of base salaries of Chief Executive Officers of our industry group

        The compensation and management development committee also took into account the longevity of Mr. Ill's service to Triumph and its belief that Mr. Ill is an excellent representative of Triumph to the public by virtue of his stature in the community and the industry. For the fiscal year ended March 31, 2011, Mr. Ill's base salary was established at an annual rate of $800,000. After considering Mr. Ill's and Triumph's performance, Mr. Ill's base salary was increased as of April 1, 2011 to an annual rate of $880,000.

        With respect to our other executive officers, Mr. Ill made his recommendations based upon considerations similar to those outlined above, as they apply to each executive officer and his individual performance and the compensation and management development committee approved salary increases based on a review of Mr. Ill's recommendations.

Annual Cash Bonus Compensation

        We provide significant incentive opportunities for our executive officers. Our target for executive salaries is to be at approximately the median for our industry group, while our target for cash bonus compensation is to be nearer the 75th percentile for our industry group. The purpose of seeking this balance is to provide an incentive to our executives by providing the potential for above average compensation but only if our performance objectives are met or exceeded. Nevertheless, significant variations are possible depending upon the performance of Triumph and the executive's individual performance. We do not formally benchmark the salaries of our executive officers every year, however, but only as the compensation and management development committee may request. The salaries of our executive officers were last formally benchmarked in 2010.

        Our annual cash bonus plan for executive officers is tied to the annual business plan. The business plan for a given fiscal year is developed at the business unit, group and corporate levels in a formal process taking place over several months beginning generally in the third fiscal quarter of the prior fiscal year. The business plan is then reviewed and approved by our Board of Directors in the first month of the fiscal year. Our business plan for the fiscal year ending March 31, 2011 was developed beginning in the late fall of 2009 and approved by the Board of Directors in April 2010.

        The amount of annual cash bonus compensation awarded to our executive officers is tied to the business plan by initially measuring actual company performance against the target for earnings per share set in the business plan. While no financial performance measure or measures can perfectly reflect company performance, we believe earnings per share is a fair measure of performance that also focuses our executives on the measure of perhaps greatest significance to our stockholders, thus aligning our executives' interests with those of our stockholders. Where appropriate, individual non-financial performance measures are also considered in determining annual cash bonus compensation.

        For the Chief Executive Officer and the Chief Financial Officer, the target amount of their annual cash incentive awards is equal to 80% and 60%, respectively, of their annual base salaries, and the maximum amount of their annual cash incentive awards (subject to discretionary increases by the committee) is equal to 160% and 120%, respectively, of their annual base salaries. Our other executive officers have annual cash bonus award targets that are set by the Chief Executive Officer, with the approval of the compensation and management development committee, according to the executive officer's job function and level within Triumph. These target and maximum bonus amounts are set and, from time to time, adjusted based upon a consideration of each executive's compensation level to provide a balance between fixed compensation and compensation at risk that is appropriate in our judgment in each case, taking into consideration the significance of the position and the executive's record of performance against company objectives. For example, an executive with an established record of successful performance is likely to receive an increase in target and maximum bonus opportunities rather than significant increases in base salary. No payment under the annual cash bonus plan to any one executive officer in any fiscal year may exceed $3.0 million.

        The compensation and management development committee determines the amount of the annual cash bonus award of the Chief Executive Officer. The Chief Executive Officer determines the amount of the award to each other executive officer and the other members of management, subject to the review and approval of the compensation and management development committee.

        For the fiscal year ended March 31, 2011, the financial performance goal established for the year by the compensation and management development committee, in addition to any individual performance goals, was the achievement by the Company of earnings per share of at least $6.11. Ultimately, for fiscal 2011, we reported fully diluted earnings per share of $6.42. Based upon our performance and its evaluation of other aspects of Mr. Ill's performance as described above, the compensation and management development committee approved a bonus for Mr. Ill of $1,300,000 for the fiscal year ended March 31, 2011 (163% of salary), an increase of 6% from the prior year's bonus of $1,225,000. For similar reasons, the compensation and management development committee approved bonuses of $510,000, $510,000, $260,000 and $155,000 for Messrs. Frisby, Kornblatt, Wright and Kindig, respectively, for the fiscal year ended March 31, 2011 (120%, 120%, 104% and 78% of their annual salaries, respectively). With respect to Messrs. Frisby, Kornblatt, Wright and Kindig, the bonus represented an increase of 13%, 2%, 8% and 19% from their prior year's bonuses.

Long-Term Equity Compensation

        We award stock options and restricted stock to executive officers and other management employees to align management's interest with that of its stockholders. Under Triumph's 2004 Stock Incentive Plan, the compensation and management development committee can grant stock options and restricted stock awards to our executive officers as well as to other employees. The compensation and management development committee sets guidelines for the size of stock option awards and restricted stock awards based on factors, including competitive compensation data, similar to those used to determine base salaries and annual cash incentive compensation. The compensation and management development committee determines the size of any grant made to the Chief Executive Officer. The compensation and management development committee also approves the amounts of the grants made to the other executive officers and other members of management, based upon the recommendation of the Chief Executive Officer. In the event of poor corporate performance, the compensation and management development committee may elect not to make equity awards.

        Until our 2007 fiscal year, we generally made equity compensation awards under the 2004 Stock Incentive Plan in the form of incentive or nonqualified stock options. The awards were generally made to our executive officers and other senior management employees. The stock options were granted with an exercise price equal to the market price of the common stock on the date of grant, vested over four years and may be exercised for up to ten years from the date of grant. This approach was designed to incentivize the creation of stockholder value over the long term because the full benefit of the compensation package could not be realized unless stock price appreciation occurs over a number of years.

        Beginning with our 2006 fiscal year, the compensation and management development committee awarded grants of performance-based restricted stock to our executive officers under the 2004 Stock Incentive Plan. For the grants made for fiscal 2006 and fiscal 2007, the target number of shares covered by each award was subject to increase or decrease based upon the extent to which we achieved an established earnings per share target for the fiscal year, and there was the possibility that the grant would be eliminated altogether if Triumph's performance for that fiscal year was sufficiently below that objective. In addition, an executive who received an award forfeited the award altogether if the executive voluntarily resigned from Triumph within four years of the grant. This approach was designed to incentivize the creation of stockholder value over the long term because the number of shares covered by the award, and whether the award would be made at all, would depend upon the extent of management's achievement of the performance target set for the given fiscal year. It was also designed to induce management to remain with Triumph because the award would be forfeited if the grant recipient voluntarily resigns. For restricted stock awards granted in fiscal 2007, the target number of shares covered by each award was equal to 50% of the executive officer's annual base salary on the date of grant, based upon the closing price per share of our common stock as of the date the compensation and management development committee approved the grants.

        For the fiscal years ended March 31, 2008, March 31, 2009 and March 31, 2010, the compensation and management development committee awarded a combination of grants of performance-based restricted stock to our executive officers under the 2004 Stock Incentive Plan and deferred cash payments. Under the terms of the grants, if we were to achieve a target level of earnings per share for the fiscal year, then the executive officers would receive a combination of restricted stock and deferred cash of a total value equal to 50% of their respective base salaries as adjusted at the beginning of that fiscal year. The portion of the grant represented by restricted stock grant was a number of shares having a value equal to 70% of the total value of the combined grant (using the stock value as of the date the compensation and management development committee determined that the performance objective had been achieved). The remaining portion of the grant is to be paid in cash at the same time that the restrictions on the stock grant lapse. If we had failed to achieve the target performance objective for the fiscal year, the grant would have been eliminated altogether. If the executive remains with Triumph three years after the achievement of the performance target, he will receive the shares of stock free of restrictions as well as the cash payment. This approach was designed to incentivize the creation of stockholder value over the long term because the achievement of the award depends upon the extent of management's achievement of the performance target set for the given fiscal year. Moreover, we believed the desire to increase the value of the stock to be received upon expiration of the restrictions would induce management both to remain with Triumph to avoid forfeiture of the grant and to achieve superior performance to increase the value of the stock ultimately received.

        On September 28, 2010, our Board of Directors adopted the Executive Incentive Plan (the "Executive Incentive Plan"), which is designed to promote the achievement of the Company's business objectives by those senior executives (including the executive officers named in this proxy statement)

who are most responsible for Company strategy, achievement of synergies from the Vought Acquisition, improvement of operations, and future acquisitions, with an enhanced focus on the longer term and using performance metrics related to the performance objectives on which they are evaluated, but different from those upon which the annual cash bonus compensation is based. Participation in the Executive Incentive Plan is limited to senior executives of the Company who are designated as eligible, and eligibility is determined by the compensation and management development committee within 90 days after the beginning of each plan year. Award periods under the Executive Incentive Plan are three-year periods, which include a one-year performance period as the first year of such period. In accordance with Section 162(m) of the Internal Revenue Code, the compensation and management development committee establishes target incentive award and performance goals under the Executive Incentive Plan. At the end of each one-year performance period, the Committee determines each participant's earned incentive award, if any, based on the attainment of the performance goals during the performance period. Earned incentive awards may be made at a target level (the established performance goals are met at the 100% level), threshold level (the established performance goals are met such that 50% of the target incentive award is earned) and overachievement level (the established performance goals are exceeded such that 200% of the target incentive award is earned). Performance between the threshold, target and overachievement performance levels will result in awards adjusted in amount so as to be in linear proportion to the difference between the achieved performance level and the established performance levels. No award will be earned under the Incentive Plan for an award period if threshold is not met, and no award shall be earned that exceeds 200% of the target incentive award. The value of earned incentive awards is divided between an earned cash award, equal to 30% of the value of the earned incentive award, and an earned stock award, equal to 70% of the value of the earned incentive award. Earned stock awards consist of a stock award made under the 2004 Stock Incentive Plan, which will be subject to forfeiture and transfer restrictions through the end of the three-year award period, and the earned cash award will not be paid until the end of the three-year award period. Consistent with the objective of incentivizing performance over a longer term, one-third of each earned incentive award (both cash and stock components) is subject to forfeiture if the threshold performance is not maintained, on average, over the three-year award period.

        For senior management employees other than the executives participating in the Executive Incentive Plan, we continued in fiscal 2011 to make awards consisting of combination of grants of performance-based restricted stock to our executive officers under the 2004 Stock Incentive Plan and deferred cash payments in the manner described above for the 2008, 2009 and 2010 fiscal years.

        We generally make awards of long-term equity compensation at a regularly scheduled meeting of the compensation and management development committee held in April of each year. However, for fiscal 2008, the grants were not approved until June 2007 when the final details of the structure of the grants were determined. Similarly, for fiscal 2011, the grants to our executive officers were not approved until September 2010 when our Executive Incentive Plan was adopted.

        Also at the April meeting, the compensation and management development committee acts upon the annual cash incentive awards to management made with respect to Triumph's performance in the fiscal year just ended and usually approves the salary adjustments to be made for management for the new fiscal year. There is a regularly scheduled meeting of the full Board of Directors held shortly thereafter at which the compensation and management development committee reports on its actions with respect to executive and senior management compensation.

        For the fiscal 2011 awards under the Executive Incentive Plan approved in September 2010, the compensation and management development committee employed a performance measure based on the concept of return on net assets ("Adjusted RONA"), but which adjusted for certain items that, upon consideration, the compensation and management development committee believed to be inappropriate to the Executive Incentive Plan's objectives. The compensation and management development committee established a target performance goal of Adjusted RONA of 10.2%, a threshold performance goal of 9.5%, and an overachievement performance goal of 11.2%. In April 2011, the compensation and management development committee determined that, subject to the full Board's approval of our financial results for the fiscal year ended March 31, 2011, Triumph had achieved Adjusted RONA of 12.3% using the performance measure established by the compensation and management development committee, thus exceeding the overachievement level established for the fiscal 2011 awards. Accordingly, the amounts of the fiscal 2011 awards under the Executive Incentive Plan as actually achieved equaled 200% of the target amounts. Based upon the then current price of a share of Triumph common stock, the number of shares covered by the restricted stock grants awarded in September 2010 under the Executive Incentive Plan amounted to a total of 44,466 shares of restricted stock, of which 37,803 shares were awarded to our executive officers. The shares will remain restricted until April 2013. At the same time, the fiscal 2011 performance-based awards granted to senior management other than those participating in the Executive Incentive Plan were also determined to have been earned, resulting in the award of an additional 23,858 shares of restricted stock that will remain restricted until April 2014.

        We have never made equity compensation awards other than at a regularly scheduled meeting of the Board of Directors or the compensation and management development committee.

Pension Benefits

        We have a split dollar life insurance program and supplemental executive retirement plan under which certain of our executive officers participate. Benefits are payable upon normal retirement, which is age 65. Early retirement benefits are available with an actuarial reduction for early commencement. The pension benefits, which are described in more detail beginning on page 29 of this proxy statement, are intended to provide competitive retirement benefits to our executives when considered in conjunction with the other retirement benefits we offer.

Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year, to be paid out over the following two years. Further information about the deferred compensation plan is set forth on page 30 of this proxy statement. We believe that the deferred compensation is consistent with competitive practices in our industry.

Perquisites

        We provide certain of our executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table below. We believe the additional benefits are reasonable, competitive and consistent with Triumph's overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently and in the case of the tax preparation and counseling services, help them to optimize the value received from the compensation and benefit programs offered. The costs of these benefits constitute only a small percentage of each executive's total compensation. Included among the benefits are personal use of the company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), payment of club dues for Messrs. Ill, Frisby and Kornblatt, and tax preparation for

Messrs. Ill and Kornblatt. Set forth below is the aggregate value of perquisites received by each of our executive officers during fiscal 2011.

Name	Total ($)
Richard C. Ill	28,695
Jeffry D. Frisby	47,750
M. David Kornblatt	36,995
John B. Wright, II	0
Kevin E. Kindig	0

Employment Agreements

        In June 2007, the compensation and management development committee determined that it would be appropriate to provide employment agreements to the executive officers effective only upon the occurrence of a change of control of Triumph. The prospect of a change of control, such as a possible acquisition by another company, causes executives two problems: the executives may be distracted by the need to obtain employment elsewhere; and their personal interest may be at cross purposes with the stockholders' interest in realizing maximum share value. The executives should have a reasonable level of incentive to consummate the deal. A reasonable level of incentive means they have the security to know that there will be sufficient compensation to cover an extended period of seeking comparable jobs in the event that the acquiror terminates their employment. We believe that the change of control employment agreements will afford the executive a reasonable level of incentive to consummate the deal, and Triumph accordingly entered into the agreements with Messrs. Ill, Kornblatt, Frisby, Wright and Kindig on March 7, 2008. Further information about the agreements and the benefits offered by Triumph upon a change of control can be found beginning on page 33 of this proxy statement.

        Since the change of control employment agreements would not be effective until a change of control takes place, the executives will continue to serve at the will of the Board. This allows Triumph to terminate their employment with discretion as to the terms of any severance arrangement except upon the occurrence of a change of control. We believe these agreements recognize the executives' legitimate concern that a transaction in Triumph's long-term interest may necessitate their loss of employment while preserving Triumph's flexibility in retaining executive management in the absence of such a transaction.

Stock Ownership Guidelines

        In September 2010, the Board of Directors amended the stock ownership guidelines, adopted in June 2007, prescribing minimum levels of Triumph stock ownership our senior executives are expected to meet. The ownership target is expressed as a multiple of base salary. As amended, there are three tiers within senior management covered by the guidelines. For the Chief Executive Officer, the multiple is five. For each of the Chief Operating Officer and the Chief Financial Officer, the multiple is three. For other executive officers and members of senior management, the multiple is one. An executive is required to achieve the guideline within five years of assuming a position subject to the guidelines or assuming a new position subject to a higher level of ownership. The executives serving in positions subject to the guidelines at the time of their adoption in June 2007 and not already meeting the guidelines must achieve the guidelines within five years of the date of their adoption.

        Of the executive officers named in the Summary Compensation Table, Messrs. Ill, Frisby and Kindig already met the guidelines at the date of their adoption, and Messrs. Wright and Kornblatt have until June 2012 to meet the guidelines.

Executive Compensation Tables

Summary Compensation Table

        The following table summarizes the total compensation we paid to Richard C. Ill, Chairman and Chief Executive Officer, M. David Kornblatt, Executive Vice President, Chief Financial Officer and Treasurer, and to each of the three most highly compensated executive officers of Triumph, other than the Chief Executive Officer and Chief Financial Officer, for the fiscal years ended March 31, 2009, March 31, 2010 and March 31, 2011. We refer to these individuals as the executive officers elsewhere in this Proxy Statement. There is further information about our current executive officers in the 2011 Annual Report on Form 10-K enclosed with this Proxy Statement, and we incorporate that information in this Proxy Statement by reference.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard C. Ill Chairman and Chief Executive Officer	2011 2010 2009	800,000 725,000 725,000	1,300,000 1,225,000 1,160,000	253,750 253,797 253,784	— — —	10,762 166,701 52,162	83,561 59,469 32,524	2,448,073 2,429,967 2,223,470
Jeffry D. Frisby President and Chief Operating Officer	2011 2010	425,000 235,166	510,000 450,000	116,200 116,251	— —	36,484 88,587	75,806 —	1,163,490 890,004
M. David Kornblatt Executive Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	425,000 401,000 401,000	510,000 500,000 481,200	140,350 140,371 140,378	— — —	— — —	60,002 24,385 43,152	1,135,352 1,065,756 1,065,730
John B. Wright, II Vice President, General Counsel and Secretary	2011 2010 2009	250,000 234,000 234,000	260,000 240,000 240,000	81,900 81,902 81,931	— — —	— — —	16,581 8,826 8,196	608,481 564,728 564,127
Kevin E. Kindig Vice President and Controller	2011 2010 2009	197,600 190,000 190,000	155,000 130,000 130,000	66,500 66,560 66,518	— — —	18,396 19,490 1,859	14,342 6,694 6,693	451,838 412,744 395,070
(1)
"Bonus" consists of cash bonuses earned in the fiscal year identified. Such bonuses were earned pursuant to Triumph's annual cash bonus plan for executive officers.

(2)
The "Stock Awards" and "Option Awards" columns reflect the grant date fair value for all stock or option awards granted under the 2004 Stock Incentive Plan during fiscal 2009, 2010, and 2011. These amounts are determined in accordance with Accounting Standards Codification 718 (previously known as Statement of Financial Accounting Standards No. 123(R)) (FAS 123R), without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in these columns for fiscal 2009, 2010, and 2011 are included in footnote 15 to the Company's audited financial statements for the fiscal year ended March 31, 2011, included in the Company's Annual Report on Form 10-K.

(3)
Represents changes in value under our Supplemental Retirement Plan (the "SERP") and the split dollar life insurance program (the "Split Dollar Program"). See "Pension Benefits" beginning on page 29 of this Proxy Statement for additional information, including the present value assumptions used in this calculation.

(4)
All Other Compensation includes (i) Triumph's match for contributions to the 401(k) plan; (ii) income imputed to the executive officer under Triumph's group's term life insurance policy; (iii) for Messrs. Ill, Frisby and Kindig, income imputed to the executive officers for the death benefit portion of the Split Dollar Program; (iv) for Messrs. Ill, Frisby and Kornblatt, personal use of Triumph's airplane; (v) for Messrs. Ill. Frisby and Kornblatt, payment of club dues; (vi) for Messrs. Ill and Kornblatt, tax preparation allowance; and (vii) for Mr. Kornblatt, housing expenses.

Grants of Plan-Based Awards

        The following table lists, for each of the executive officers named in the Summary Compensation Table, information about plan-based awards granted during fiscal 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)
			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target
Richard C. Ill	9/28/10	1,200,000	—	—
Jeffry D. Frisby	9/28/10	425,000	—	—
M. David Kornblatt	9/28/10	425,000	—	—
John B. Wright, II	9/28/10	150,000	—	—
Kevin E. Kindig	9/28/10	98,000	—	—

(1)
Effective September 28, 2010, the compensation and management development committee awarded an incentive performance-based award to our executive officers payable, if achieved, in shares of restricted stock under the 2004 Stock Incentive Plan and a deferred cash payment. Pursuant to the award, the recipient would receive restricted stock and cash valued at 50% of such recipient's base salary, with 70% of the value of the award paid in restricted stock and 30% of the value of the award paid in cash. In order to receive the restricted stock and cash, Triumph must have achieved a return on net assets of 10.2%. If the incentive award performance metrics are attained, the restricted stock will be issued in fiscal 2011, subject to vesting, and the award will vest in full in 2013 and be released to the recipient, provided that such recipient remains employed by Triumph or one of its affiliates through the payment date.

(2)
Subsequent to March 31, 2011, the compensation and management development committee determined that Triumph had attained the performance objectives for fiscal 2011 and finalized the incentive award payout as follows: Issuance of restricted shares: Mr. Ill—19,733, Mr. Frisby—6,989, Mr. Kornblatt—6,989, Mr. Wright—2,467 and Mr. Kindig—1,625. The restricted stock awards vest in full no later than June 15, 2013. In addition, it was determined that the cash payments would be made in 2013 as follows: Mr. Ill—$720,000, Mr. Frisby—$255,000, Mr. Kornblatt—$255,000, Mr. Wright—$90,000 and Mr. Kindig—$59,280, provided that the recipient remains employed by Triumph or one of its affiliates through the payment date.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards at March 31, 2011.

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)
Richard C. Ill	20,000	—	44.91	4/19/02	4/19/12	—		—	—	—
	40,000	—	32.83	11/12/03	11/12/13	—		—	—	—
	11,160	—	30.74	4/22/05	4/22/15	—		—	—	—
	—	—	—	—	—	3,998		353,623	—	—
	—	—	—	—	—	6,257		553,431	—	—
	—	—	—	—	—	3,325		294,096	—	—
Jeffry D. Frisby	6,436	—	38.35	4/20/01	4/20/11	—		—	—	—
	3,045	—	32.83	11/12/03	11/12/13	—		—	—	—
	5,900	—	30.74	4/22/05	4/22/15	—		—	—	—
	—	—	—	—	—	1,853		163,897	—	—
	—	—	—	—	—	2,865		253,409	—	—
	—	—	—	—	—	1,523		134,709	—	—
M. David Kornblatt	—	—	—	—	—	9,000	(4)	796,050	—	—
	—	—	—	—	—	2,235		197,685	—	—
	—	—	—	—	—	3,461		306,125	—	—
	—	—	—	—	—	1,839		162,659	—	—
John B. Wright, II	10,000	—	32.49	7/12/04	7/12/14	—		—	—	—
	4,000	—	30.74	4/22/05	4/22/15	—		—	—	—
	—	—	—	—	—	1,309		115,781	—	—
	—	—	—	—	—	2,020		178,669	—	—
						1,073		94,906
Kevin E. Kindig	6,000	—	44.91	4/19/02	4/19/12	—		—	—	—
	1,000	—	32.83	11/12/03	11/12/13	—		—	—	—
	3,360	—	30.74	4/22/05	4/22/15	—		—	—	—
	—	—	—	—	—	1,059		93,668	—	—
	—	—	—	—	—	1,640		145,058	—	—
	—	—	—	—	—	872		77,128	—	—
(1)
Options vest in four equal installments on the anniversary of the grant date.

(2)
Represents restricted stock awards made on (a) June 6, 2007, which will vest on April 25, 2011, (b) April 24, 2008, which will vest on April 24, 2012, and (c) April 24, 2009, which will vest on April 24, 2013.

(3)
With respect to the awards outstanding at fiscal year end, the named executive officers' restricted stock was released from restriction subsequent to March 31, 2011, as payment of a fiscal 2008 performance-based incentive award described in footnotes (2) and (3) to the Grants of Plan-Based Awards table.

(4)
Upon joining Triumph, Mr. Kornblatt was granted 12,000 restricted shares that vest on the third, fourth, fifth and sixth anniversary of the grant date. The third anniversary was on June 14, 2010, when 3,000 shares were released.

Option Exercises and Stock Vested

        The following table sets forth information concerning option exercises and stock vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard C. Ill	20,000	957,000	9,490	682,520
Jeffry D. Frisby	3,932	202,427	4,538	326,372
M. David Kornblatt	—	—	3,000	197,640
John B. Wright, II	—	—	3,167	227,770
Kevin E. Kindig	—	—	2,541	182,748

Pension Benefits

        The following table sets forth information concerning pension benefits of the executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Richard C. Ill	SERP	18	3,233,371	—
	Split Dollar	18	1,525,282	—
Jeffry D. Frisby	SERP	—	—	—
	Split Dollar	15	305,711	—
M. David Kornblatt	SERP	—	—	—
	Split Dollar	—	—	—
John B. Wright, II	SERP	—	—	—
	Split Dollar	—	—	—
Kevin E. Kindig	SERP	18	136,253	—
	Split Dollar	18	20,796	—

(1)
Present values were calculated for the SERP using the following actuarial assumptions: Discount Rate—as of March 31, 2011, a discount rate of 5.58% prior to age 65 and 3.50% after age 65; as of March 31, 2010, a discount rate of 6.00% prior to age 65 and 3.75% after age 65; and as of March 31, 2009, a discount rate of 7.25% prior to age 65 and 2.75% after age 65; Mortality for 2011, 2010, and 2009, the 1994 Group Annuity Mortality table projected to 2002 and blended 50% Male and 50% Female (Unisex table used for lump sum option under the plan). Present values were calculated for the Split Dollar Plan using the following actuarial assumptions: Discount Rate—as of March 31, 2011, a discount rate of 5.58% both prior to and after age 65; as of March 31, 2010, a discount rate of 6.00% both prior to and after age 65; and as of March 31, 2009, a discount rate of 7.25% both prior to and after age 65; Mortality for all years was the RP 2000 Mortality table. Mr. Ill's SERP present value was calculated as the greater of the amount described above or the lump sum value as of April 1, 2009.

        In 1999, we adopted the Split Dollar Program to provide benefits for certain officers. For Mr. Ill, this program provides annual, lifetime retirement benefits equal to 65% of 1999 total pay, reduced by projected Social Security benefits and further reduced for projected service of less than 20 years. The other officers received annual, lifetime benefits based on their 1999 total pay, projected years of service and other performance parameters. The program provides a death benefit to each participant equal to ten times the participant's expected annual benefit, reduced by any distributions received, but in no event less than $25,000. Because of the restrictions on loans to executive officers included in the Sarbanes-Oxley Act of 2002, the program was amended in 2002 to retain the split dollar policies purchased in 1999 with no further premium payments, reassign the additional policies to Triumph and adopt an unfunded SERP.

        The participating officers' benefits under the Split Dollar Program and SERP are fully vested and, therefore, are entitled to benefits under the Split Dollar Program upon reaching retirement age (age 65) no matter when they terminate their employment with Triumph. However, if a participating officer is terminated for cause, he is not entitled to receive any benefit under the Split Dollar Program or the SERP. For the purposes of both programs, cause includes dishonesty or willful misconduct in carrying out duties for Triumph, breach of fiduciary duty to Triumph for personal benefit and willful violation of law. In addition, in order to continue to receive benefits under the SERP and the Split Dollar Program, the participating officer cannot compete with Triumph.

        The total benefits expected to be provided by the Split Dollar program and the SERP are as follows:

	Total Death Benefit ($)	Annual Payment from Split Dollar ($)	Annual Payment from SERP ($)	Total Annual Payment ($)
Richard C. Ill	3,605,150	139,097	221,418	360,515
Jeffry D. Frisby	445,900	44,590	—	44,590
Kevin E. Kindig	208,320	3,217	17,615	20,832

        Both programs allow for early retirement at age 62, provided that the employee makes an irrevocable election at least 12 months prior to termination of employment. Benefits are reduced by 8% for each year early between ages 62 and 65. In addition, the SERP allows for a lump sum distribution based on the 10 year Treasury bond rate as of the date of retirement, provided that an irrevocable election was made at least 12 months prior to termination. Mr. Ill is currently eligible for normal retirement. Mr. Ill has also made an election that, upon retirement, he will receive his SERP benefit in the form of a lump sum. If Mr. Ill were to have retired on March 31, 2011, he would have received an annual benefit of $139,097 under the Split Dollar program and a lump sum payment of $3,233,371 under the SERP.

Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year. During the deferral period, the deferred amounts are credited interest at the 10 year U.S. Treasury rate plus 2%. During fiscal 2011, this interest rate was 5.72%. The amount is payable at the executive's option, at any time in the future prior to 6 years post retirement in one to five year annual increments, except that, if the executive dies, the aggregate balance deferred at the time of his death is payable to his beneficiaries.

Potential Payments upon Termination or Change of Control

        As of March 31, 2011, our executive officers did not have employment agreements with Triumph. The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such executive officer's employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2011, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such executive officer's separation from Triumph.

        Severance.    In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the event of a change of control as discussed below, the compensation and management development committee or the independent directors of the Board may authorize additional severance benefits, although they are not obligated to do so.

        Pension Benefits.    A description of the Split Dollar Life Insurance Program in which Messrs. Ill, Frisby and Kindig participate and the SERP in which Messrs. Ill and Kindig participate, including each of their vested benefits under the programs, is included beginning on page 29 of this proxy statement. Messrs. Kornblatt and Wright do not participate in either the SERP or the Split Dollar program and Mr. Frisby does not participate in the SERP. Neither the SERP nor the Split Dollar Program are available on a non-discriminatory basis to salaried employees generally.

        Stock Options.    Messrs. Ill, Frisby, Wright and Kindig hold stock options issued under our 2004 Stock Incentive Plan. With regard to the outstanding stock options held by Messrs. Ill, Frisby, Wright and Kindig, if the executive officer's employment terminates for any reason, then all options issued under the 2004 Stock Incentive Plan held by the executive officer will terminate ninety days after the executive officer's termination, except as follows:

  •
  if an executive officer's employment terminates as a result of the executive officer's death, then all vested options will remain exercisable and all options may be exercised until expiration of the stated term of the option;

  •
  if an executive officer's employment terminates as a result of the executive officer's disability or retirement due to age, then all exercisable options shall remain exercisable until the expiration of the stated term of the option;

  •
  if an executive officer ceases to be an employee as a result of participation in a voluntary severance incentive program, unless the voluntary severance incentive program provides otherwise, all unvested options will immediately vest and all outstanding options will be exercisable until the expiration of the stated term of the option; and

  •
  if an executive officer ceases to be an employee because of a divestiture by Triumph or termination as part of a workforce restructuring program, the compensation and management development committee may, in its sole discretion, make some or all of the outstanding options granted to the executive officer become fully vested, and such options shall remain exercisable until the expiration of the stated term of the option.

        In the event of a change of control (as defined in the 2004 Stock Incentive Plan), the executive officers' stock options do not automatically accelerate. Acceleration of vesting upon a change of control is at the discretion of the compensation and management development committee.

        Messrs. Ill, Frisby, Wright and Kindig hold stock options issued under our 1996 Stock Option Plan, all of which are fully vested. With regard to the outstanding stock options held by Messrs. Ill, Frisby, Wright, and Kindig, if the executive officer's employment terminates for any reason, then all options issued under the 1996 Stock Option Plan held by the executive officer will terminate thirty days after the executive officer' termination, except as follows:

  •
  if an executive officer's employment terminates as a result of the executive officer's death, then all options will remain exercisable until expiration of the stated term of the option; and

  •
  if an executive officer's employment terminates as a result of the executive officer's disability or retirement due to age, then all options shall remain exercisable until the expiration of the stated term of the option.

        The table below sets forth the value each executive officer would have realized upon the exercise of his outstanding options under several different termination and change of control scenarios. Amounts in the table are based on a $88.45 closing price per share of our common stock on March 31, 2011 (the last trading day of fiscal 2011) and assume the executive officer immediately exercised and sold all of their vested stock options.

Voluntary termination; involuntary termination; death; disability; retirement	Termination as part of a
voluntary severance program;
change of control of Triumph
with accelerated vesting;
termination as part of divestiture
or workforce restructuring program
with accelerated vesting

Richard C. Ill	$6,294,102	$6,294,102

Jeffry D. Frisby	$706,262	$706,262

John B. Wright, II	$1,238,300	$1,238,300

Kevin E. Kindig	$916,342	$916,342

        Restricted Stock.    Messrs. Ill, Frisby, Kornblatt, Wright and Kindig hold restricted stock issued under our 2004 Stock Incentive Plan. The restricted stock awards are made based upon whether Triumph achieves an established performance objective for a particular fiscal year and the market price of Triumph's common stock when it is determined that the performance objective for the fiscal year has been achieved. If Triumph fails to achieve the target performance objective for the fiscal year, the grant would be eliminated altogether. If Triumph achieves the target performance objective for the fiscal year and the grant recipient remains with Triumph for an additional three years following such achievement, the recipient will receive the shares of stock free of restrictions. With regard to the restricted stock held by Messrs. Ill, Kornblatt, Wright and Kindig, if the executive officer's employment terminates for any reason, then all unvested shares of restricted stock held by the executive officer under the 2004 Stock Incentive Plan will be forfeited, except as follows:

  •
  if an executive officer's employment terminates as a result of disability or retirement, the outstanding shares of restricted stock will continue to vest, provided the executive officer refrains from competing with Triumph, does not disclose or improperly use any confidential information of Triumph, discloses and assigns to Triumph any inventions or ideas related to Triumph's business that the executive officer made or conceived during his employment and, in the case of retirement, provides limited consulting services to Triumph, if requested;

  •
  if an executive officer ceases to be an employee as a result of participation in a voluntary severance incentive program, unless the voluntary severance incentive program provides otherwise, all unvested shares of restricted stock will immediately vest and all forfeiture provisions will lapse; and

  •
  if an executive officer ceases to be an employee because of a divestiture by Triumph or termination as part of a workforce restructuring program, the compensation and management development committee may, in its sole discretion, make some or all of the executive officer's outstanding restricted stock vested.

        In the event of a change of control (as defined in the 2004 Stock Incentive Plan), the restrictions on the executive officers' restricted stock do not automatically terminate. Termination of restrictions upon a change of control is at the discretion of the compensation and management development committee. The aggregate value of each executive officer's outstanding restricted stock awards is included in the "Outstanding Equity Awards at Fiscal Year-End" table on page 28 of this Proxy Statement.

        Executive Incentive Plan.    As discussed on page 22 above, the Board of Directors adopted the Executive Incentive Plan on September 28, 2010. If a participating executive terminates his or her employment with the Company prior to the payment date for an incentive award, other than in the event of death, disability, or retirement, or if a participating executive's employment is terminated by the Company for any reason during the three-year award period, then the incentive award for such award period will be forfeited. In addition, if employment is terminated by the Company for "cause" (as defined in the Executive Incentive Plan) after the end of an award period but before the incentive award is paid, such award will also be forfeited. An executive whose employment terminates because of death, disability, or retirement after the end of the one-year performance period but before the end of the three-year award period will be entitled to payment of an incentive award at the same time, on the same terms, and subject to the same conditions, as if he or she had remained employed by the Company through the end of the award period. In the event of a change in control (as defined in the Executive Incentive Plan), payment of incentive awards will be accelerated to the date of the change in control.

        Change of Control Employment Agreements.    As discussed on page 25 above, we entered into change of control employment agreements with each of Messrs. Ill, Frisby, Kornblatt, Wright and Kindig on March 7, 2008. Under the agreements, each of these executives will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years (three years in the case of Messrs. Ill and Kornblatt) following a change of control of Triumph. For the purposes of the agreements, a change of control means one of the following events:

  •
  a person, entity or group becomes beneficial owner of 20% or more of our common stock or voting securities;

  •
  there is generally a change in a majority of the our Board of Directors;

  •
  certain corporate reorganizations occur unless stockholders receive 50% or more of the voting securities of the surviving entity, at least a majority of the Board of Directors of the surviving entity were incumbent members of our Board and no person who did not own stock prior to the corporate reorganization becomes a 20% or more holder of the surviving entity; or

  •
  the stockholders approve a liquidation or dissolution of the company.

        The principal provisions of the change of control employment agreements will only become effective upon the occurrence of a change of control or if the executive's employment is terminated in connection with or in anticipation of a change of control. Under the agreements, each executive's employment with Triumph will continue for two years (three years in the case of Messrs. Ill and Kornblatt) from the date of the change of control (the "Employment Period"). During the Employment Period, the executive will continue in the position he held prior to the change of control and receive generally a monthly base salary at least equal to the highest monthly base salary paid to the executive by Triumph during the year prior to the change of control, an annual bonus in cash at least equal to the highest annual bonus paid to the executive for any of the three fiscal years prior to the change of control (the "Recent Annual Bonus") and incentive, savings, welfare benefit, fringe benefit and retirement plan participation at least equal to those provided to him prior to the change of control.

        The change of control employment agreements provide that if, during the Employment Period, the executive's employment is terminated by Triumph or the company resulting from a business combination other than for cause, death or disability, or is terminated by the executive for good reason (each as defined in the agreements), he will receive, in a lump sum payment, his then current base salary through the date of termination (to the extent not paid), his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued but unpaid vacation pay, his unreimbursed business expenses and an amount representing certain severance benefits. The severance benefits under the agreements will consist of:

  •
  a pro-rated bonus for the year in which the date of termination occurs, based on the higher of the Recent Annual Bonus and the executive's annual bonus for the last fiscal year (such higher amount, the "Highest Annual Bonus");

  •
  an amount equal to two times (three times in the case of Messrs. Ill and Kornblatt) (a) the executive's annual base salary plus (b) the Highest Annual Bonus; and

  •
  a payment equal to Triumph's contributions under Triumph's qualified and supplemental defined contribution plans that the executive would have received if he had continued to be employed for two years (three years in the case of Messrs. Ill and Kornblatt) after the date of termination.

        The executive will also receive health and other welfare benefits for two years (three years in the case of Messrs. Ill and Kornblatt) at equal levels of coverage.

        The change of control employment agreements will also provide that if the executive's employment is terminated by Triumph for cause, death or disability, or is terminated by the executive without good reason, such executive will receive his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under Triumph's benefit plans for periods preceding the date of termination. In addition, if the executive's employment terminates as a result of death or disability, the executive (or his beneficiaries) will receive death or disability benefits, as applicable, a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued and unpaid vacation pay and his unreimbursed business expenses. If an executive voluntarily terminates his employment without good reason, he will also receive a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and accrued and unpaid vacation pay and his unreimbursed business expenses.

        Payments upon termination are subject to a six month delay if necessary to avoid additional tax under Section 409A of the Code. If a payment is delayed due to Section 409A, such payment will earn interest at the applicable federal rate.

        The agreements further provide that if any payment or benefit to an executive, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Code on "excess parachute payments," then an additional payment will be made to such executive so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax. However, to the extent the payment or benefit does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation under the change of control employment agreement will be reduced below such statutory threshold.

        Pursuant to the change of control employment agreements, each executive has agreed to keep confidential all secret or confidential information of Triumph obtained by the executive over the course of his employment.

        Assuming a change in control and termination of employment on March 31, 2011, estimated cash severance payments under the change in control agreements (excluding the value of equity awards, continued health and welfare benefits and outplacement services) would be approximately: Mr. Ill—$6.300 million; Mr. Frisby—$1.870 million; Mr. Kornblatt—$2.913 million; Mr. Wright—$1.020 million; and Mr. Kindig—$705,200. In addition, Messrs. Ill and Kornblatt would be entitled to an excise tax gross-up estimated to be approximately $2.6 million and $1.2 million, respectively.

        Accrued Pay and Regular Retirement Benefits.    In addition to the benefits described above, the executive officers are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

  •
  accrued salary and vacation pay;

  •
  life insurance benefits; and

  •
  distributions of plan balances under Triumph's 401(k) plan.

        Similarly, except as described above, upon termination of employment, an executive officer's options and restricted stock awards are subject to the terms applicable to all recipients of such awards under Triumph's applicable plans. We are not obligated to provide any special accelerated vesting of executive officers' options or restricted stock awards.

        Other than items described above, payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change of control context, discussed below, the compensation and management development committee or the Board may authorize additional severance benefits, although they are not obligated to do so.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity securities have been authorized for issuance as of the fiscal year ended March 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	170,162	$36.39	1,284,540
Equity compensation plans not approved by security holders	—	—	—

Total	170,162	$36.39	1,284,540

 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        As of May 31, 2011, the following nominees for director, executive officers, all directors and executive officers as a group, and 5% beneficial owners, were known to us to be beneficial owners (as defined in regulations issued by the Securities and Exchange Commission (the "SEC")) of the outstanding common stock shown below.

        A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from May 31, 2011 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by that person (but not those held by any other person) and that are exercisable within 60 days from May 31, 2011 have been exercised.

        Unless otherwise indicated, the address of each person identified is c/o 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312.

        Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

        The percent of total shares outstanding is based upon 24,518,500 outstanding shares of common stock.

	Shares Beneficially Owned
Name	Number	Percent of Total Shares Outstanding
Richard C. Ill(1)	335,770	1.4%
Jeffry D. Frisby(2)	31,780	*
M. David Kornblatt(3)	28,020	*
John B. Wright, II(4)	23,774	*
Kevin E. Kindig(5)(6)	33,907	*
Paul Bourgon	700	*
Elmer L. Doty	3,742	*
Ralph E. Eberhart	—	*
Richard C. Gozon(7)	78,595	*
Claude F. Kronk(8)(9)	51,969	*
Adam J. Palmer	—	*
Joseph M. Silvestri(10)	33,900	*
George Simpson	7,500	*
DBD investors V, L.L.C.(11) c/o The Carlyle Group 1001 Pennsylvania Avenue, N.W. Suite 220 South Washington, DC 20004-2505	4,833,058	19.7%
BlackRock, Inc.(12) 40 East 52nd Street New York, NY 10022	1,314,452	5.4%
All executive officers and directors as a group (13 persons)	629,657	2.5%

*
Less than one percent.

(1)
Mr. Ill currently holds stock options to purchase 71,160 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 33,313 shares of restricted common stock.

(2)
Mr. Frisby currently holds stock options to purchase 7,330 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 13,230 shares of restricted common stock.

(3)
Mr. Kornblatt currently holds 23,524 shares of restricted common stock.

(4)
Mr. Wright currently holds stock options to purchase 14,000 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 6,869 shares of restricted common stock.

(5)
Mr. Kindig currently holds stock options to purchase 10,360 shares of common stock, which options may be exercised in the next 60 days. The amount shown in the table also includes 5,196 shares of restricted common stock.

(6)
Mr. Kindig disclaims beneficial ownership of 210 shares of common stock beneficially owned by his children.

(7)
Mr. Gozon currently holds stock options to purchase 3,000 shares of common stock, which options may be exercised in the next 60 days.

(8)
Mr. Kronk currently holds stock options to purchase 3,000 shares of common stock, which options may be exercised in the next 60 days.

(9)
Mr. Kronk disclaims beneficial ownership of 44,969 shares of common stock beneficially owned by his child.

(10)
Mr. Silvestri disclaims beneficial ownership of 3,000 shares of common stock beneficially owned by his children.

(11)
Information is based on a Schedule 13D/A filed by DBD Investors V Holdings, L.L.C., DBD Investors V, L.L.C., TCG Holdings II, L.P., TC Group Investment Holdings, L.P., TC Group III, L.L.C, TC Group III, L.P., Carlyle Partners III, L.P., CP III Coinvestment, L.P., TCG Holdings, L.L.C., TC Group, L.L.C., TC Group II, L.L.C., Carlyle Partners II, L.P., Carlyle International Partners II, L.P., State Board of Administration of Florida, Carlyle-Aerostructures Partners, L.P., CHYP Holdings, L.L.C., Carlyle-Aerostructures Partners II, L.P., C/S International Partners, Carlyle-Aerostructures International Partners, L.P., Carlyle-Contour Partners, L.P., Carlyle SBC Partners II, L.P., Carlyle International Partners III, L.P., Carlyle-Aerostructures Management, L.P., Carlyle-Contour International Partners, L.P., and Carlyle Investment Group, L.P. on May 27, 2011. The Schedule 13D/A reports that on May 25, 2011, (a) DBD Investors V Holdings, L.L.C. had shared voting power and shared dispositive power over 3,326,218 shares, (b) DBD Investors V, L.L.C. had shared voting power and shared dispositive power over 3,326,218 shares, (c) TCG Holdings II, L.P. had shared voting power and shared dispositive power over 3,326,218 shares, (d) TC Group Investment Holdings, L.P. had shared voting power and shared dispositive power over 3,326,218 shares, (e) TC Group III, L.L.C. had shared voting power and shared dispositive power over 3,326,218 shares, (f) TC Group III, L.P. had shared voting power and shared dispositive power over 3,326,218 shares, (g) Carlyle Partners III, L.P. had shared voting power and shared dispositive power over 3,227,406 shares, (h) CP III Coinvestment, L.P. had shared voting power and shared dispositive power over 98,812 shares, (i) TCG Holdings, L.L.C. had shared voting power and shared dispositive power over 1,506,840 shares, (j) TC Group, L.L.C. had shared voting power and shared dispositive power over 1,506,840 shares, (k) TC Group II, L.L.C. had shared voting power and shared dispositive power over 896,205 shares, (l) Carlyle Partners II, L.P. had shared voting power and shared dispositive power over 422,136 shares, (m) Carlyle International Partners II, L.P. had shared voting power and shared dispositive power over 355,541 shares, (n) State Board of Administration of Florida had shared voting power and shared dispositive power over 164,009 shares, (o) Carlyle-Aerostructures Partners, L.P. had shared voting power and shared dispositive power over 131,812 shares, (p) CHYP Holdings, L.L.C. had shared voting power and shared dispositive power over 119,838 shares, (q) Carlyle-Aerostructures Partners II, L.P. had shared voting power and shared dispositive power over 100,966 shares, (r) C/S International Partners had shared voting power and shared dispositive power over 80,166 shares, (s) Carlyle-Aerostructures International Partners, L.P. had shared voting power and shared dispositive power over 52,328 shares, (t) Carlyle-Contour Partners, L.P. had shared voting power and shared dispositive power over 22,911 shares, (u) Carlyle SBC Partners II, L.P. had shared voting power and shared dispositive power over 19,240 shares, (v) Carlyle International Partners III, L.P. had shared voting power and shared dispositive power over 19,122 shares, (w) Carlyle-Aerostructures Management, L.P. had shared voting power and shared dispositive power over 13,089 shares, (x) Carlyle-Contour International Partners, L.P. had shared voting power and shared dispositive power over 5,273 shares, and (y) Carlyle Investment Group, L.P. had shared voting power and shared dispositive power over 409 shares. The address of DBD investors V, L.L.C. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004.

(12)
Information is based on a Schedule 13G/A filed by BlackRock, Inc. on February 9, 2011. The Schedule 13G/A reports that on December 31, 2010, BlackRock, Inc. had sole voting power and sole dispositive power over 1,420,074 shares. The address of BlackRock, Inc., is 40 East 52nd Street, New York, NY 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and 10% holders are required by SEC regulations to send us copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms sent to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2011, our directors, officers and 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS—2012 ANNUAL MEETING

        Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2012 must be received by February 27, 2012 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal to the 2012 annual meeting of stockholders that is not included in our proxy statement for that meeting and fails to submit that proposal to the Secretary of Triumph on or before May 10, 2012, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

        Certain stockholders who share the same address may receive only one copy of the Proxy Statement and our 2011 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

 ANNUAL REPORT ON FORM 10-K

        We will promptly provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors, John B. Wright, II Secretary

June 24, 2011

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 27, 2011.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com/TGI

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone
telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, ONE YEAR for Proposal 3 and FOR Proposal 4.

1. Election of Directors:	For	Withhold				For	Withhold		For		Withhold

01 - Paul Bourgon	☐	☐	02 - Elmer L. Doty			☐	☐	03 - Ralph E. Eberhart	☐		☐

04 - Richard C. Gozon	☐	☐	05 - Richard C. Ill			☐	☐	06 - Claude F. Kronk	☐		☐

07 - Adam J. Palmer	☐	☐	08 - Joseph M. Silvestri			☐	☐	09 - George Simpson	☐		☐

			For	Against	Abstain				3 Yrs	2 Yrs	1 Yr	Abstain

2. Advisory vote on executive compensation.			☐	☐	☐	3. Recommend the frequency of future advisory votes on executive compensation.			☐	☐	☐	☐

4. Ratification of appointment of Ernst & Young LLP as Triumph’s independent registered public accounting firm.			☐	☐	☐	NOTE: At their discretion, the named proxies are authorized to consider and vote upon such business as may properly come before the meeting or any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

01CLUB

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Triumph Group, Inc.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Richard C. III and M. David Kornblatt as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on July 27, 2011, and at any and all postponements or adjournments thereof.

If no direction is given with respect to the election of directors or if you vote “FOR” the election of nominees as directors, the proxies will allocate votes in their discretion among the nominees, unless otherwise specified. If no direction is given with respect to proposals 2, 3 and 4, the proxies will vote FOR proposals 2 and 4 and ONE YEAR on proposal 3 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement and adjournment of such meeting.

(Continued on reverse side)

QuickLinks

Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000
Notice of Annual Meeting of Stockholders To Be Held on July 27, 2011
Your vote is important
Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000
Proxy Statement For Annual Meeting of Stockholders To be held on July 27, 2011
GENERAL INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 27, 2011.
VOTE REQUIRED FOR APPROVAL
PROPOSALS TO STOCKHOLDERS
Proposal No. 1—Election of Directors
Proposal No. 2—Advisory Vote on Executive Compensation
Proposal No. 3—Advisory Vote on the Frequency of Advisory Votes on Executive Compensation
Proposal No. 4—Ratification of Selection of Registered Public Accounting Firm
OTHER MATTERS
GOVERNANCE OF TRIUMPH
Corporate Governance Guidelines
Code of Business Conduct
Board of Directors
Audit Committee Report
Compensation and Management Development Committee Report
Certain Relationships And Related Transactions
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS—2012 ANNUAL MEETING
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT ON FORM 10-K